SUNPOWER CORPORATION
EXECUTIVE SEMI-ANNUAL
INCENTIVE BONUS PLAN
(Amended and Restated February 3, 2015)

THIS PLAN SUPERSEDES AND REPLACES THE SUNPOWER CORPORATION EXECUTIVE QUARTERLY KEY INITIATIVE BONUS PLAN (Amended and Restated February 3, 2014)

Article 1 -Executive Semi-Annual Incentive Bonus Plan Objective
1.1 The objective of this Executive Semi-Annual Incentive Bonus Plan (“Executive Semi-Annual Bonus Plan”) is to encourage retention and provide incentives to executives of SunPower Corporation and its subsidiaries (collectively, the “Company”) based on the Company’s pre-tax net income, company milestones and an individual's performance. The Executive Semi-Annual Bonus Plan shall be administered by the Compensation Committee appointed by the Board of Directors of SunPower Corporation.
Article 2 -Effective Date
2.1 This Semi-Annual Bonus Plan will be effective as of December 29, 2014.
2.2 “Plan Periods” under the Executive Semi-Annual Bonus Plan will correspond to the two semi-annual periods that comprise the first and second fiscal quarters and third and fourth fiscal quarters, respectively, of the fiscal year of the Company.
Article 3 -Eligibility for Executive Semi-Annual Bonus Plan Participation
3.1 All executive officers of the Company, as well as any other executives approved by the Compensation Committee of the Board of Directors, shall participate in the Executive Semi-Annual Bonus Plan. Participation will generally be limited to the CEO and the CEO’s executive direct reports.

3.2
New Hires: New Hires shall be eligible to participate in the Executive Semi-Annual Bonus Plan upon start date unless hired after the first business day of the final month of the Plan Period (i.e., generally June and December fiscal months). Any Executive Semi-Annual Bonus Plan Bonus paid will be based on actual eligible earnings during the Plan Period.

Article 4 -Target Bonus Percentages and Calculations
4.1 Executive Semi-Annual Target Bonus Percentages:
(i) Each Executive Semi-Annual Bonus Plan participant will be allocated a target bonus expressed as a percentage of his or her annual base salary. Target bonus percentages are set by the Compensation Committee. The Compensation Committee may, in its discretion, set maximum caps on the payout amount for Executive Semi-Annual bonuses. The Compensation Committee may delegate establishing target bonus percentages to officers of the Company; provided that executive officer target bonus percentages must be approved by the Compensation Committee.
(ii) If a participant’s bonus target percentage changes during the Plan Period due to a change in position as a result of the annual review process, the bonus target will be calculated by averaging the original bonus target and new bonus target percentage. If a participant’s bonus target percentage changes for any other reason, including moving into a new position outside of the annual review process, the bonus target will be calculated based on a weighted average based on the number of full months in each position. The effective date for the new bonus target will be the first day of the month after the change. (Example: If a participant is promoted into a position with a different bonus target on Feb 15th, the new bonus target will be in effect March 1st, and the participant’s bonus target percentage will be 2/6 at the original target bonus and 4/6 at the new target bonus).
(iii) Twenty-five percent of each participant’s annual target bonus percentage is calculated and earned pursuant to this Executive Semi-Annual Bonus Plan. The annual target bonus is comprised of the following components:

Annual Bonus Plan Component	Percentage	Bonus Payment Frequency
Revenue score	25%	Annually
Net Income score	25%	Annually
Free Cash Flow score	25%	Annually
Executive Semi-Annual Bonus Plan	25%	Semi-Annually

4.2	Executive Semi-Annual Bonus Plan Components:
(i) Individual Modifier. Following each Plan Period, the participant’s manager will assign an individual modifier based on performance during the Plan Period which is expressed as a percentage and capped at 125%. The Board of Directors will assign an individual modifier for the Chief Executive Officer, based on performance during the Plan Period which is expressed as a percentage and capped at 125%.

(ii) Company Milestone Factor. Each quarter, the Board of Directors will establish quarterly company milestones for such quarter. Each company milestone will be allocated a certain number of points. Following each quarter, the executive officers of the Company will score the achievement of company milestones, which score is expressed as a percentage.
If the company milestone score is less than or equal to 60%, the company milestone factor will be 0%. If the company milestone score is greater than 60% and less than 80%, the company milestone factor will be 50%. If the company milestone score is equal to or greater than 80%, the company milestone factor will be 100%.
For the first Plan Period in a fiscal year, the company milestone score for the second quarter of the fiscal year will be used in determining the company milestone factor for the Executive Semi-Annual Bonus for that Plan Period. For the second Plan Period in a fiscal year, the company milestone factor for the fourth quarter of the fiscal year will be used in determining Executive Semi-Annual Bonus for that Plan Period.

iii) Pre-Tax Net Income Factor. For each Plan Period, the executive officers will establish an internal Pre-Tax Net Income financial target for the Company (“Target Pre-Tax Net Income”), including maximum Pre-Tax Net Income levels for the Plan Period. Following each Plan Period, the actual Pre-Tax Net Income for such Plan Period will be determined (“Actual Pre-Tax Net Income”). If Actual Pre-Tax Net Income is less than the Target Pre-Tax Net Income, the resulting Pre-Tax Net Income Factor will be 0%. If Actual Pre-Tax Net Income is equal to or greater than Target Pre-Tax Net Income, the Factor will be between 100% and 125%, based on a straight-line proration between target and maximum achievement. The Pre-Tax Net Income Factor will be greater than 100% only if Actual Pre-Tax Net Income is greater than zero. The Pre-Tax Net Income factor will be expressed as a percentage and capped at 125%.

In the event that the Board of Directors approves an merger, acquisition, divestment or other material transaction outside of the normal course of business and where the purchase price or valuation of the third-party company or transaction is greater than $10 million, there will be an adjustment made to exclude the effects of such transaction in calculating the actual revenue, Actual Pre-Tax Net Income, and Free Cash Flow.

For purposes of comparing the Actual Pre-Tax Net Income against the Target Pre-Tax Net Income following the Performance Period, the Actual Pre-Tax Net Income will be adjusted to exclude the following events that occur during the Plan Period:

(i)	asset write-downs,

(ii)	accruals for reorganization and restructuring programs,

(iii)	acceleration of amortization of debt issuance costs,

(iv)
purchase-accounting related charges, including amortization of intangible purchased assets, acquired in-process research and development charges, and similar charges associated with purchase accounting,

(v)	litigation or claim judgments or settlements,

(vi)	the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results,

(vii)	stock-based compensation charges

(viii)
expenses recorded under US GAAP as a result of related party transactions with TOTAL, such as expenses recorded in connection with the LC guarantee facility and the Liquidity Support Agreement (Revenue and gross margin recorded associated with any solar system or similar sales to TOTAL for US GAAP purposes shall not be excluded)

(ix)	any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30

All references to “Actual Pre-Tax Net Income” shall refer to such amounts after giving effect to the foregoing adjustments. Note that the Compensation Committee explicitly retains the option of negative discretion with respect to items (i) to (ix) above; i.e. the Committee may choose to include rather than exclude expenses related to some or all of those events in the calculation of Actual Pre-Tax Net Income for compensation purposes.

4.3
Semi-Annual bonuses under this Executive Semi-Annual Bonus Plan are based on (a) the participant’s individual modifier for the Plan Period, (b) the company milestone factor, and (c) the Pre-Tax Net Income Factor for the Plan Period. The bonus payout is calculated as follows:

For each Plan Period:

(i) The Company Milestone factor is calculated as follows:

If the Company Milestone Score is:	Executive Semi-Annual Bonus for the Plan Period will be:
= or < 60%	No Executive Semi-Annual bonus
60% < Company Milestone Score <80%	Multiplied by a factor of 50%
=> 80%	Multiplied by a factor of 100%

(ii) The Pre-Tax Net Income factor is calculated as follows:

If the Actual Pre-Tax Net Income is:	Executive Semi-Annual Bonus for the Plan Period will be:
< 100% Target Pre-Tax Net Income	No Semi-Annual bonus payout
>/=100% of the Target Pre-Tax Net Income AND Company Milestone condition is met as set forth above
Multiplied by an adjustment factor between 100% and 125%, based on a straight-line proration between target and maximum achievement.

NOTE: Adjustment factor will be greater than 100% only if Actual Pre-Tax Net Income is greater than zero.

Example Calculation -
Eligible Earnings    Bonus Target    Pre Tax NI Factor    Company Milestone Score    Individual Modifier        Bonus Payout
$150,000 x     20% x 100% x 100% x     105%     =     $31,500

(iii) Other Examples:

a.
First Plan Period of fiscal year: Actual Pre-Tax Net Income is below Target Pre-Tax Net Income performance levels (Pre-Tax Net Income Factor = 0%) and Company milestone score for Q2 is greater than 80% (Company Milestone factor = 100%). The employee has a eligible earnings of $150,000, a target bonus of 20% for the Semi-Annual Plan, and an Individual Modifier of 90%:

    The first Plan Period semi-annual bonus = $150,000 x 20% x 0% x 100% x 90% = $ 0

b.
Second Plan Period: Actual Pre-Tax Net Income is equal to Target Pre-Tax Net Income performance levels (Pre-Tax Net Income Factor = 100%) company milestone score for Q4 is 70% (Company Milestone factor = 50%). The employee has eligible earnings of $150,000, a target bonus of 20% for the Semi-Annual Plan, and an Individual Modifier of 110%:

The second Plan Period semi-annual bonus = $150,000 x 20% x 100% x 50% x 110% = $16,500

The Board reserves the right to reduce payments above 100% of target, should the sum of payments above target for all eligible employees become a material portion of the Actual Pre-Tax Net Income achieved by the Company.
4.4 Semi-Annual bonuses under this Executive Semi-Annual Bonus Plan are generally paid within 90 days following the end of the Plan Period, and in all events will be paid within two and one-half months of the end of the calendar year that includes the last day of such Plan Period.

Article 5 -Effect of Base Salary on Target Bonus Adjustments
5.1 Payout calculations under the Executive Semi-Annual Bonus Plan will be based on the plan participant's eligible earnings.
5.2 Eligible earnings are defined by each country to align with local legal requirements, but they are generally defined as an employee’s base salary or hourly wages earned during the Plan Period. Eligible Earnings do not include, among other elements, other bonuses or payments, disability pay, “extra months” bonuses, expense reimbursements or other payments that are taxable but not considered regular base earnings.
Article 6 -Earning of Bonus
6.1 Employment: Because one of the primary objectives of the Executive Semi-Annual Bonus Plan is to encourage employee retention, to earn an Executive Semi-Annual Bonus Plan payment, the participant must be employed by the Company at the scheduled payment date, unless otherwise required by local law, or as provided below.

6.2 Death: If a participant dies during the Plan Period, the bonus will be paid to the beneficiary designated by the participant or, if no such designation has been made, to the entity or person(s) entitled thereto as determined by a court of competent jurisdiction. The bonus will be calculated as follows: the Plan Period in which death occurred will be considered a completed Plan Period and the Semi-Annual bonus for that Plan Period will be paid as though attainment was 100% on each of the individual modifier, company milestone factor, and Pre-Tax Net Income factor. If the participant dies after the Plan Period but prior to the payment date, the bonus will be paid to the beneficiary designated by the participant or, if no such designation has been made, to the entity or person(s) entitled thereto as determined by a court of competent jurisdiction. The bonus will be bonus based on actual attainment on each of the individual modifier, company milestone factor, and Pre-Tax Net Income factor for that Plan Period. No further payment will be due or paid pursuant to this Executive Semi-Annual Bonus Plan.
6.3 Involuntary Termination without Cause during Plan Period: A participant who is terminated involuntarily for a reason other than for cause during a Plan Period, will be paid a bonus calculated as follows: the Plan Period in which the termination occurred will be prorated based on completion of month of termination and the Executive Semi-Annual Bonus for that Plan Period will be paid as though attainment was 100% on each of the individual modifier, company milestone factor, and Pre-Tax Net Income Factor. A participant who is terminated involuntarily for a reason other than for cause following the end of a Plan Period, but prior to the payment date, will be paid a bonus based on actual attainment on each of the individual modifier, company milestone factor, and Pre-Tax Net Income Factor. No further payment will be due or paid pursuant to this Executive Semi-Annual Bonus Plan.
6.4 Involuntary Termination for Cause: A participant who is terminated for cause during a Plan Period, or following the end of a plan period, but prior to the payment date, will not earn and will not be paid a bonus. The Company shall determine in its sole and absolute discretion whether any employee’s termination is with cause. For purposes of this Executive Semi-Annual Bonus Plan, "cause" means the occurrence of any of the following, as determined by the Company in good faith: (i) acts or omissions constituting gross negligence or willful misconduct on the part of the participant with respect to the participant’s obligations or otherwise relating to the business of Company, (ii) the participant's conviction of, or plea of guilty or nolo contendere to, crimes involving fraud, misappropriation or embezzlement, or a felony crime of moral turpitude, (iii) the participant’s violation or breach of any fiduciary duty (whether or not involving personal profit) to the Company, except to the extent that the violation or breach was reasonably based on the advice of the Company's outside counsel, or willful violation of a published policy of the Company governing the conduct of it executives or other employees, or (iv) the participant’s violation or breach of any contractual duty to the Company which duty is material to the performance of the participant's duties or results in material damage to the Company or its business; provided that if any of the foregoing events is capable of being cured, the Company will provide notice to the participant describing the nature of such event and the participant will thereafter have thirty (30) days to cure such event.

6.5
Voluntary Termination: A participant who terminates employment during the Plan Period, or after the Plan Period, but prior to the payment date will be ineligible for any and all bonuses not yet earned and paid, except as otherwise provided in any separate agreement approved by the Compensation Committee.

Article 7 -Miscellaneous
7.1 All qualified bonus payments will be paid in a lump-sum. Where permitted by applicable law, deductions for federal, state, local or other applicable tax liabilities will be calculated and withheld as appropriate from Executive Semi-Annual Bonus Plan payments.
7.2 Unless as defined in article 6.2, no right or interest in this Executive Semi-Annual Bonus Plan is transferable or assignable except by will or laws of descent and distribution.
7.3 Participation in this Executive Semi-Annual Bonus Plan does not guarantee any right to continued employment with the Company. Where ever permitted by local law, employment with SunPower is "at will", which means that either the participant or SunPower may terminate the employment relationship at any time for any or no reason, with or without notice and with or without cause. Neither this document nor anything contained in it shall affect the participant’s status as an employee-at will of SunPower.

7.4 Participation in the Executive Semi-Annual Bonus Plan in a particular Plan Period is not a guarantee to participate in subsequent Plan Periods. Similarly, payment in one year does not constitute a promise to make any payment or continue the Executive Semi-Annual Bonus Plan in future years.

7.5 The Compensation Committee reserves the right to discontinue participation of any participant in this Executive Semi-Annual Bonus Plan, at any time, and for any reason. The Compensation Committee reserves the right to adjust, modify, or reduce the bonus payment to any participant in this Executive Semi-Annual Bonus Plan, at any time, and for any reason.
7.6 This Executive Semi-Annual Bonus Plan is unfunded and the Company does not intend to set up a sinking fund. Consequently, payments arising out of bonus earned shall be paid out of the Company's general assets. Accounts recognized by the Company for book purposes are not an indication of funds set aside for payment. Executive Semi-

Annual Bonus Plan participants are considered as general creditors of the Company and the obligation of the Company is not secured by any particular Company asset.
7.7 The provisions of this Executive Semi-Annual Bonus Plan shall not limit the ability of the Compensation Committee (or its designees) to modify, amend, suspend, terminate or reinstate said Executive Semi-Annual Bonus Plan, or adopt such other plans on matters of compensation, bonus or incentive, which in its own judgment it deems proper, at any time.